Exhibit 10.2

FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This First Amendment to Change in Control Agreement (the “Amendment”) is made and entered into as of September         , 2018, by and between Ramzi Y. Hermiz (the “Executive”) and Shiloh Industries, Inc., a Delaware corporation (the “Company”), and amends that certain Change in Control Agreement, dated as of August 23, 2012 (the “Agreement”). Capitalized terms used and not otherwise used in this Amendment have the respective meanings ascribed to them in the Agreement.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to provide additional incentive to the Executive to remain employed by the Company and to maintain the Executive’s full attention and dedication to the Company currently and in the event of any Change in Control by providing the Executive with additional compensation and benefits in the event that there is a Change in Control and the Executive separates from service with the Company on, before or after a Change in Control under the circumstances described in the Agreement, as amended by this Amendment; and

WHEREAS, the Company and the Executive desire to amend the Agreement as set forth herein in order to provide for such additional compensation and benefits and to better ensure that the Agreement is in compliance with Section 409A of the Code or an exemption thereunder.

NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein and other good and valuable consideration, the receipt of which are mutually acknowledged, the Executive and the Company, intending to be legally bound, hereby agree as follows:

1. Amendments. Effective as of the date of this Amendment, notwithstanding anything in the Agreement to the contrary:

(a) Section 1(b) of the Agreement is hereby amended by:

(i) adding “that are entitled to vote generally in the election of the directors” after “the then outstanding shares of common stock of the Company” in clause (i) of Section 1(b);

(ii) restating sub-clause (i)(B) of Section 1(b) as follows: “(B) any acquisition by the Company which results in any one or more MTD Entity becoming the beneficial owner of thirty-five (35%) or more of the Outstanding Common Stock and/or the Outstanding Voting Securities”;

(iii) restating the first sentence of clause (ii) as follows: “A change in the composition of the Board during any twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors”;

(iv) deleting clause (iv) of Section 1(b) in its entirety; and

(v) adding the following after the last sentence of Section 1(b): “Notwithstanding the foregoing definition of “Change in Control,” if necessary to avoid the imposition upon the Executive of liability for additional tax under Section 409A of the Code, none of the foregoing events will constitute a “Change in Control” unless it also constitutes a “change in control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5).”

(b) Section 2(c) of the Agreement is hereby amended by replacing each of the two references to “2 times” with “three (3) times”.

(c) Section 2(d)(i) of the Agreement is hereby amended by adding “and expenses” after “accrued and unpaid salary”.

(d) The last sentence of Section 3(a) is hereby amended and restated as follows: “Any reduction under Section 3(a)(i) shall be made consistent with the requirements of Section 409A of the Code, to the extent applicable and the following: (i) the Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Payments shall be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date shall be made in accordance with Sections 3(b) and 3(c), mutatis mutandis.”

(e) Section 6(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) If a Change in Control occurs and provided that there has been no decline at such time or in connection therewith in the financial health of the Company, within one (1) business day of the Change in Control, the Company shall deposit into a grantor/rabbi trust located in the United States, the assets of which are treated as owned by the Company for tax purposes, the full amount owing to the Executive under Section 2 hereof to be paid to the Executive in accordance with the terms of Section 2 hereof. Any failure by the Company to satisfy any of its obligations under this Section 6(b) will not limit the rights of the Executive hereunder. Notwithstanding such deposit in trust, the Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any of its subsidiaries or of such trust.”

(f) Section 2(i) of the Agreement is hereby deleted in its entirety and Section 7(l) of the Agreement is hereby amended and replaced in its entirety as follows:

“(l) Section 409A of the Code.

(i) This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and will be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of this Agreement but in all cases subject to clause (iv) of Section 7(l), payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to a separation from service or as a short-term deferral will be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A of the Code.

(ii) Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s separation from service is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit will not be paid until the first payroll date to occur following the six (6)-month anniversary of the Qualifying Termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. Notwithstanding any other provision of this Agreement, for any payment or benefit conditioned on and delayed until the Executive’s execution of the Release, the first payment will include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the separation of service and ending on the payment date if no delay had been imposed. Notwithstanding any other provision of this Agreement, if a separation of service occurs during the ninety (90)-day period before the first occurrence of a Change in Control, COBRA reimbursement under Section 2(f) will not begin until after the Change in Control occurs and the first COBRA reimbursement payment will include all amounts that would otherwise have been paid to the Executive during the period beginning on the date the Executive’s employment with the Company, a subsidiaries or a successor to the Company terminates and ending on the first payment date after the Change in Control if no delay had been imposed.

(iii) To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Agreement (including, without limitation, reimbursement of attorney fees under Section 6) will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any right to reimbursements or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit; and (iii) the reimbursement of an eligible expense will be made by no later than the last of the calendar year next following the calendar year in which the expense was incurred. In any case where a payment may be made under this Agreement during a particular period (such as within thirty (30) days after the Executive’s separation from service or on or before a particular date), the particular date during such period on which the payment is made will be determined solely by the Company.

(iv) Notwithstanding any other provision of this Agreement, the Executive has the presumptive right, exercised upon written notice to the Company, to determine whether payments or benefits provided to the Executive under this Agreement would or are being made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption and whether any payment or benefit provided to the Executive in connection with his separation from service constitutes “nonqualified deferred compensation” within the meaning of Section 409A. The intended purpose of Section 7(l)(iv) is to ensure that the Executive receives the payments and benefits to which the Executive is otherwise entitled pursuant to this Agreement and not have them limited or subject to forfeiture or offset, without the Executive’s written consent (exercised by written notice to the Company), in the event that they (or this Agreement) are not exempt from or in compliance with Section 409A of the Code.”

2. Conflicts with the Agreement. The terms and provisions explicitly set forth herein shall modify and supersede all inconsistent provisions set forth in the Agreement. Except as expressly modified and superseded, the terms and provisions of the Agreement are ratified and confirmed. The Agreement, as amended and supplemented, shall continue in full force and effect and shall continue to be legal, valid, binding and enforceable in accordance with its terms. Further, any references to the “entire agreement” in the Agreement shall be deemed to include this Amendment.

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IN WITNESS WHEREOF, each of the parties have duly executed this First Amendment to Change in Control Agreement as of the day and year first above written.

EXECUTIVE:

Name: Ramzi Y. Hermiz

COMPANY:

SHILOH INDUSTRIES, INC.

By:
Name: Curtis E. Moll
Its: Chairman of the Board of Directors

Signature Page to

First Amendment to Change in Control Agreement